Exhibit 99.1
Investors Real Estate Trust Announces Resignation of Trustee and Chief Operating Officer Thomas A. Wentz, Jr.
Minot, North Dakota—February 10, 2015--Investors Real Estate Trust (NYSE: IRET) Investors Real Estate Trust announced today that Executive Vice President and Chief Operating Officer Thomas A. Wentz has resigned from the Company, effective immediately, in order to pursue other opportunities. Mr. Wentz joined the Company in 2000 as General Counsel and Vice President. He served as Senior Vice President of Asset Management and Finance from 2002 to 2009, and was promoted to Executive Vice President and Chief Operating Officer in 2009. President and Chief Executive Officer Timothy Mihalick will oversee operational leadership of the Company until a replacement for Mr. Wentz is named.
Mr. Wentz has also resigned from the Company's Board of Trustees, to which he was elected in 1996. Mr. Wentz has informed the Company that his resignation as a Trustee was not due to a disagreement with the Company on any matter relating to the Company's operations, policies or practices. Mr. Wentz did not serve on any Board Committees.
Mr. Mihalick commented, "I would like to thank Tom for his contributions to the Company over the years. Tom has assisted us in building a strong leadership team with the depth of management to continue to execute our announced strategic initiatives. We wish him the best in his future endeavors."
About IRET

Investors Real Estate Trust is an equity real estate investment trust.  Its business consists of owning and operating income-producing multi-family residential and commercial properties located primarily in the upper Midwest.  Investors Real Estate Trust is based in Minot, North Dakota, and has additional offices in Minneapolis, Minnesota and St. Cloud, Minnesota.

Safe Harbor

Statements about IRET's future expectations and all other statements in this press release other than historical facts are subject to various risks and uncertainties, and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

CONTACT:	Cindy Bradehoft
Director of Investor Relations
10500 Crosstown Circle, Suite 105
Eden Prairie, MN 55344
Phone: 952.401.4835
Fax: 952.401.7058
E-Mail: cbradehoft@iret.com